Exhibit 2.5

22th July 2016

ASX Market Announcements

By email: tradinghaltsperth@asx.com.au

Dear Sir/Madam,

TRADING HALT REQUEST
PALADIN ENERGY LIMITED (ASX:PDN)

The company requests a trading halt in respect of its ordinary shares for up to 2 business days, effective immediately, due to an ASX request for clarification and additional information in relation to the announcement dated 21 July 2016 entitled “Strategic Process Achieves Agreements to Raise Over US$200M”.

The company hopes to be able to make this announcement as early as possible but in any event requests its securities to remain in pre-open until the commencement of trade on Tuesday 26 July 2016.

The company is not aware of any reason why the trading halt should not be granted.

Yours faithfully,

Paladin Energy Ltd

RANKO MATIC
Group Company Secretary

Level 4, 502 Hay Street, Subiaco Western Australia 6008    Postal: PO Box 201, Subiaco Western Australia 6904
Tel:  +61 (8) 9381 4366 Fax: +61 (8) 9381 4978   Email: paladin@paladinenergy.com.au   Website: www.paladinenergy.com.au